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                                                                     EXHIBIT 5.1


                                                                January 27, 1998


Discovery Zone, Inc.
565 Taxter Road, Fifth Floor
Elmsford, New York 10523

Ladies and Gentlemen:

    We are acting as counsel to Discovery Zone, Inc. (the "Company"), a Delaware corporation, in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"). Pursuant to the Registration Statement, the Company offers to exchange (the "Exchange Offer") $85,000,000 aggregate principal amount of its outstanding 13 1/2% Senior Secured Notes due 2002 (the "Private Notes") for $85,000,000 aggregate principal amount of its 13 1/2% Senior Secured Notes due 2002 (the "Exchange Notes" and together with the Private Notes, the "Notes"). The Private Notes were, and the Exchange Notes will be, issued under an indenture (the "Indenture") dated as of July 22, 1997 among the Company, the guarantors named therein and State Street Bank and Trust Company, as trustee (the "Trustee").

    In this capacity, we have examined the Registration Statement, the Indenture filed as Exhibit 4.1 to the Registration Statement, the Private Notes, a form of the Exchange Notes contained in the Indenture and originals or copies certified or otherwise identified to our satisfaction of such documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.


    Based upon the foregoing and assuming the due authorization, execution and delivery of the Indenture by the Trustee, it is our opinion that the Exchange Notes to be exchanged for the Private Notes as contemplated in the Registration Statement, when duly authorized, executed and delivered by the Company and duly authenticated by the Trustee, in each case in accordance with the provisions of the Indenture, will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer), reorganization, moratorium and other similar laws relating to or affecting enforcement of creditors' rights generally and by general principles of equity (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).


    We are attorneys admitted to practice law in the State of New York and we do not express herein any opinion as to any matters governed by or involving conclusions under the laws of any other jurisdiction other than the federal law of the United States of America.


    We are aware that we are referred to under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as
Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.



                                           Very truly yours,
                                           /s/ Shearman & Sterling



STG/TJF/DEG/JA